Exhibit 99.1

ZELTIQ ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

RAISES 2013 FINANCIAL GUIDANCE

•	Total revenue of $29.5 million, up 64% year-over year and 12% sequentially

•	System revenue of $15.9 million, up 87% year-over-year and 22% sequentially

•	Consumable revenue of $13.6 million, up 44% year-over-year and 2% sequentially

•	181 systems shipped, bringing total system installed base to 1,912

Pleasanton, CA., October 30, 2013 – ZELTIQ® (Nasdaq: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the third quarter 2013.

Mark Foley, President and Chief Executive Officer, said, “Our outstanding Q3 performance resulted from a growing leadership position in the market along with the continued execution of our sales team in the large and underpenetrated non-invasive, fat reduction market. We had our second highest system placement quarter to-date and our highest system placement quarter, ever, in our North America market. Our continued efforts to drive utilization were further evidenced in two new practice partnering initiatives that we launched in the quarter – CoolSculpting University and CoolConnect™. The ZELTIQ Training Center, which is the home of our CoolSculpting University training program, and CoolConnect™, which is our connectivity and data management product, have both received very positive reviews from our customers. Our focus on outstanding patient outcomes continues to gain momentum through our Treatment to Transformation clinical protocol and we are very pleased with the progress we are making on our various programs.”

Mr. Foley continued, “Based on our strong third quarter results and year-to-date performance, we have increased confidence in our business and have raised our full year revenue guidance to approximately 40% year-over-year growth, up from 20%. As we look ahead, we are excited about the long-term market opportunity and believe we have the right people, technology and tools in place for continued revenue growth.”

Third Quarter Financial Review

Total net revenue for the third quarter 2013 was $29.5 million, consisting of $15.9 million of system revenue and $13.6 million of consumable revenue. This compares to total net revenue of $17.9 million for the third quarter 2012, consisting of $8.5 million of system revenue and $9.4 million of consumable revenue. Second quarter 2013 total net revenue was $26.3 million, consisting of $13.0 million of system revenue and $13.4 million of consumable revenue. Cycles shipped increased 48% to 114,768 for the third quarter 2013, compared to 77,500 for the third quarter 2012, and up 2% sequentially compared to the 112,794 cycles shipped for the second quarter 2013.

Gross profit was $21.2 million, or 72% of revenue, for the third quarter 2013, compared to gross profit of $12.0 million, or 67% of revenue, for the third quarter 2012. Second quarter 2013 gross profit was $18.5 million, or 70% of revenue.

Operating expenses for the third quarter 2013 were $24.1 million, compared to $17.1 million for the third quarter 2012 and $22.1 million for the second quarter 2013.

Net loss for the third quarter 2013 was $2.8 million, compared to $5.2 million for the third quarter 2012 and $3.6 million for the second quarter 2013. Net loss for the third quarter 2013 was $0.08 per share, compared to a net loss of $0.15 per share for the third quarter 2012, and a net loss of $0.10 per share for the second quarter 2013. Weighted average diluted shares outstanding for the third quarter 2013, third quarter 2012, and second quarter 2013 was 36.2 million, 35.1 million and 36.0 million, respectively.

Cash and cash equivalents, short-term investments, and long-term investments were $55.9 million as of September 30, 2013 compared to $52.5 million as of June 30, 2013.

Full Year 2013 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2013:

•	Revenue growth of approximately 40%; up from prior guidance of 20%

•	Consumable revenue between 45% and 50% of total revenue; unchanged from prior guidance

•	Gross margin of approximately 69%; up from prior guidance of 67%

•	Operating expenses of approximately 90% of total revenue; down from prior guidance of approximately 96%

•	Weighted average basic shares of common stock outstanding of approximately 36 million; unchanged from prior guidance

Conference Call

ZELTIQ will hold a conference call on Wednesday, October 30, 2013, at 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its fourth quarter 2013 financial results. In addition, a telephonic replay of the call will be available until November 5, 2013. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 84243689.

About ZELTIQ®

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding the information under the caption “Full Year 2013 Financial Guidance” and related statements in Mr. Foley’s quote are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of Physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the SEC on August 01, 2013. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

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ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$29,465	$17,928	$75,785	$57,597
Cost of revenue	8,236	5,953	23,462	19,096

Gross profit	21,229	11,975	52,323	38,501

Operating expenses:
Research and development	4,257	2,450	11,904	9,217
Sales and marketing	15,487	10,881	42,654	39,632
General and administrative	4,374	3,760	11,808	13,169

Total operating expenses	24,118	17,091	66,366	62,018

Loss from operations	(2,889)	(5,116)	(14,043)	(23,517)
Interest income, net	17	11	60	100
Other income (expense), net	90	(44)	162	(108)

Loss before provision for income taxes	(2,782)	(5,149)	(13,821)	(23,525)
Provision for income taxes	29	33	79	103

Net loss	$(2,811)	$(5,182)	$(13,900)	$(23,628)

Net loss per share, basic and diluted	$(0.08)	$(0.15)	$(0.39)	$(0.69)

Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	36,206,008	35,068,076	36,048,303	34,444,680

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,219	$22,876
Short-term investments	18,980	22,563
Accounts receivable, net	6,638	7,133
Inventory	8,418	10,871
Prepaid expenses and other current assets	3,943	3,600

Total current assets	62,198	67,043
Long-term investments	12,666	13,141
Restricted cash	329	469
Property and equipment, net	2,086	2,336
Intangible asset, net	6,656	7,181
Other assets	86	99

Total assets	$84,021	$90,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,588	$4,976
Accrued liabilities	16,371	11,076
Deferred revenue	1,250	1,401

Total current liabilities	20,209	17,453
Other non-current liabilities	245	236

Total liabilities	$20,454	$17,689

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	63,567	72,580

Total liabilities and stockholders’ equity	$84,021	$90,269